Exhibit 15.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Commonwealth Bankshares, Inc.

Norfolk, Virginia

We have reviewed the consolidated balance sheet of Commonwealth Bankshares, Inc. and its subsidiaries as of June 30, 2007 and the related consolidated statements of income for the three and six month periods ended June 30, 2007 and 2006, the consolidated statement of comprehensive income for the six month period ended June 30, 2007 and the consolidated statements of cash flows for the six month periods ended June 30, 2007 and 2006. These financial statements are the responsibility of the Company’s management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the interim consolidated financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with auditing standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of Commonwealth Bankshares, Inc. and its subsidiaries as of December 31, 2006, and the related consolidated statements of income (not presented herein), stockholders’ equity and cash flows (not presented herein) for the year ended December 31, 2006, and in our report dated March 9, 2007, we expressed an unqualified opinion on those financial statements. In our opinion, the information set forth in the accompanying consolidated balance sheet as of December 31, 2006, is fairly stated in all material respects, in relation to the consolidated balance sheet from which it has been derived.

/s/ PKF Witt Mares, PLC

Norfolk, Virginia
July 25, 2007